EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., today announced financial results for the financial year ended June 30, 2024.

Financial Highlights – Fiscal Year 2023-24

●	Company posted net revenues of PKR 9,281 million compared to PKR 7,670 million in corresponding fiscal year

●	Company posted gross profit of PKR 4,164 million compared to PKR 2,262 million in the corresponding year

●	Net profit after tax of PKR 1,384 million was reported by the Company compared to a net profit of PKR 1,285 million last year

Revenues for the year ended June 30, 2024 increased to PKR 9,281 million from PKR 7,670 million in the last fiscal year. The company reported a gross profit of PKR 4,164 million compared to PKR 2,262 million in the corresponding fiscal year. The company posted a net profit after tax of PKR 1,384 million or an EPS of PKR 15.63 per diluted share in comparison of a net profit of PKR 1,285 million or an EPS of PKR 14.59 per diluted share in the last fiscal year. Included in the current financial year net profit is a currency exchange loss of PKR 326 million compared to a currency exchange gain of PKR 1,696 million in the fiscal year 2023.

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